Exhibit 99.2

Horizon Pharma plc Prices Offering of $350 Million of 2.50% Exchangeable Senior Notes

DUBLIN, IRELAND, March 6, 2015 — Horizon Pharma plc (NASDAQ: HZNP), a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated products that address unmet medical needs, announced today that Horizon Pharma Investment Limited, its wholly-owned subsidiary (the “Issuer”), priced its offering of $350 million aggregate principal amount of Exchangeable Senior Notes due 2022 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering was increased from the previously announced $300 million aggregate principal amount. The Issuer has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million aggregate principal amount of the notes. The sale of the notes is expected to close on March 13, 2015, subject to customary closing conditions.

The Issuer expects that the net proceeds from this offering will be approximately $338.0 million (or approximately $386.5 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by the Issuer. Horizon currently expects to use the net proceeds from the offering for general corporate purposes and to fund future acquisitions or investments in businesses, products and product candidates, although Horizon has no present commitments or agreements to do so.

The notes will be general unsecured senior obligations of the Issuer and accrue interest at an annual rate of 2.50% payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015. The notes will mature on March 15, 2022, unless earlier exchanged, repurchased or redeemed. The Issuer’s obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by Horizon Pharma plc. The notes will be exchangeable under certain circumstances for, and the Issuer will settle exchanges of the notes by paying or causing to be delivered, as the case may be, cash, ordinary shares of Horizon Pharma plc or a combination of cash and ordinary shares, at its election. Prior to March 15, 2022, the Issuer may redeem the notes, in whole but not in part, in connection with certain tax-related events (a “tax redemption”), and on or after March 20, 2019, the Issuer may redeem the notes, in whole or in part, if the last reported sale price per ordinary share has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date of the redemption notice, in each case at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the redemption date.

The exchange rate will initially be 34.8979 ordinary shares of Horizon Pharma plc per $1,000 principal amount of the notes (equivalent to an initial exchange price of approximately $28.66 per ordinary share of Horizon Pharma plc). The exchange rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or upon a tax redemption, the Issuer will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event or during the related redemption period in certain circumstances.

Morgan Stanley, Jefferies, Cowen and Company, Guggenheim Securities and UBS Investment Bank are acting as joint book-running managers of the offering. JMP Securities and Avondale Partners are acting as co-managers.

None of the notes, any of Horizon Pharma plc’s ordinary shares issuable upon exchange of the notes or the guarantee have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Horizon Pharma plc

Horizon Pharma plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated products that address unmet medical needs. The Company markets a portfolio of products in arthritis, inflammation and orphan diseases. Horizon’s U.S. marketed products are ACTIMMUNE® (interferon gamma-1b), DUEXIS® (ibuprofen/famotidine), PENNSAID® (diclofenac sodium topical solution) 2% w/w, RAYOS® (prednisone) delayed-release tablets and VIMOVO® (naproxen/esomeprazole magnesium). Horizon’s global headquarters are in Dublin, Ireland.

Forward-Looking Statements

This press release includes forward-looking statements regarding Horizon’s financing plans, including statements related to the Issuer’s offering of the notes and the closing thereof, the terms of the notes and the intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether Horizon will be able to satisfy the conditions required to close the sale of the notes, and the fact that Horizon’s management will have broad discretion in the use of the proceeds from the sale of the notes. Horizon’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Horizon’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Horizon. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Horizon are described in additional detail in Horizon Pharma plc’s annual report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission.

Contacts:

Investors:

Robert F. Carey

Executive Vice President, Chief Business Officer

investor-relations@horizonpharma.com

U.S. Media Contact:

Geoff Curtis

Email Contact

+1 312 233-1253

Ireland Media Contact:

Ray Gordon

Gordon MRM

Email Contact

+353 (87) 2417373